INVESTMENT ADVISORY AGREEMENT

Between

TWO ROADS SHARED TRUST

 and

SUPERFUND ADVISORS INC.

      AGREEMENT, made as of March 21, 2013 between Two Roads Shared Trust, a Delaware statutory trust (the "Trust"), and Superfund Advisors Inc., a Grenada Corporation (the "Adviser") located at Superfund Office Building, Grand Anse, P.O. Box 1568, St. Georges, Grenada W.I.

RECITALS:

     WHEREAS, the Trust is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, each having its own investment objective or objectives, policies and limitations;

     WHEREAS, the Trust offers shares in the series named on Appendix A hereto (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 1.3, being herein referred to as a "Fund," and collectively as the "Funds");

     WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”); and

     WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Trust with respect to each Fund in the manner and on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto agree as follows:

1. Services of the Adviser.

      1.1 Investment Advisory Services. Subject to the supervision of the Trustees, the Adviser will: (a) provide a program of continuous investment management for the Fund; (b) make investment decisions for the Fund; and (c) place orders to purchase and sell securities and investments for the Fund in accordance with the Fund’s investment objectives, policies and limitations as stated in the Fund’s current Prospectus and Statement of Additional Information (the “Registration Statement”) as provided to the Adviser, as they may be amended from time to time.

The Adviser further agrees that, in performing its duties hereunder, it will:

(a)

with regard to its activities under this Agreement, use reasonable efforts to comply in all material respects with the applicable provisions of the 1940 Act, the Advisers Act, and all applicable rules and regulations thereunder, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, and with the Fund’s Prospectus and Statement of Additional Information and any applicable procedures adopted by the Trustees, as they may be amended from time to time, provided that written copies of such procedures and amendments thereto are provided to the Adviser;

(b)

use reasonable efforts to manage the Fund’s assets in a manner that will not impair its qualification as a regulated investment company under Subchapter M of the Code and regulations issued thereunder;

(c)

place orders pursuant to its investment determinations for the Fund, in accordance with applicable policies expressed in the Fund’s Prospectus and/or Statement of Additional Information or otherwise established through written guidelines established by the Fund and provided to the Adviser, including without limitation, Section 1.1.2 hereof;

(d)

furnish to the Trust whatever statistical information the Trust may reasonably request with respect to the Fund’s assets or investments. In addition, the Adviser will keep the Trust and the Trustees informed of developments that the Adviser reasonably believes will materially affect the Fund’s portfolio, and shall, on the Adviser’s own initiative, furnish to the Trust from time to time whatever information the Adviser believes appropriate for this purpose;

(e)

make available to the Trust, promptly upon request, such copies of its investment records and ledgers with respect to the Fund as may reasonably be required to assist the Trust in its compliance with applicable laws and regulations. The Adviser will furnish the Trustees and the Trust with such periodic and special reports regarding the Fund as they may reasonably request;

(f)

meet periodically with the Trustees, in person or by teleconference, to explain its investment management activities, and any reports related to the Fund as may reasonably be requested by the Trust;

(g)

provide assistance to the Trust or custodian or recordkeeping agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the Fund’s valuation procedures and/or Registration Statement, the value of any portfolio securities or other assets of the Fund for which the Trust, custodian or recordkeeping agent seeks assistance from the Adviser or identifies for review by the Adviser;

(h)

assist the Fund, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and obligations of, the Adviser hereunder;

(i)

assist the Fund, and accordingly, the Trust’s Chief Compliance Officer (“CCO”) in complying with Rule 38a-1 under the 1940 Act. Specifically, the Adviser represents and warrants that it shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act, and shall provide the CCO with reasonable access to information regarding the Adviser’s compliance program, which access shall include on-site visits with the Adviser as may be reasonably requested from time to time. In connection with the periodic review and annual report required to be prepared by the CCO pursuant to Rule 38a-1, the Adviser agrees to provide certifications as may be reasonably requested by the CCO related to the design and implementation of the Adviser’s compliance program;

(j)

provide assistance as may be reasonably requested by the Trust in connection with compliance by the Fund with any current or future legal and regulatory requirements related to the services provided by the Adviser hereunder;

(k)

immediately notify the Trust to the extent required by applicable law in the event that the Adviser or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Adviser from serving as an investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or other regulatory authority. The Adviser further agrees to notify the Trust immediately of any material fact known to the Adviser respecting or relating to the Adviser that would make any written information previously provided to the Trust materially inaccurate or incomplete or if any such written information becomes untrue in any material respect;

(l)

immediately notify the Trust if the Adviser suffers a material adverse change in its business that would materially impair its ability to perform its relevant duties for the Fund. For the purposes of this paragraph, a “material adverse change” shall include, but is not limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable experience and quality;

(m)

use no material non-public information that may be in its possession in making investment decisions for the Fund, nor seek to obtain any such information; and

(n)

use its best judgment and efforts in rendering the advice and services contemplated by this Agreement.

      1.1.1  Investment Authority. The Adviser’s investment authority shall include, to the extent permitted under Section 2 hereof, the authority to purchase and sell securities, and cover open positions, and generally to deal in securities, swaps (including but not limited to interest rate swaps and credit default swaps), financial futures contracts and options thereon, currency transactions, and other derivatives and investment instruments and techniques as may be permitted for use by the Fund and consistent with the Registration Statement.

The Adviser may: (i) open and maintain brokerage accounts for financial futures and options and securities (such accounts hereinafter referred to as “Brokerage Accounts”) on behalf of and in the name of the Fund; and (ii) execute for and on behalf of the Brokerage Accounts, standard customer agreements with a broker or brokers. The Adviser may, using such of the securities and other property in the Brokerage Accounts as the Adviser deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Adviser deems desirable or appropriate. The Trust hereby authorizes any entity or person associated with the Adviser or any sub-adviser retained by the Adviser pursuant to Section 8 of this Agreement, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

      1.1.2 Investment Guidelines. In addition to the information to be provided to the Adviser under Section 2 hereof, the Trust shall supply the Adviser with such other information as the Adviser shall reasonably request concerning the Fund’s investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Fund’s investments.

      1.2 Administrative Services.   The Trust has engaged the services of an administrator.   The Adviser shall provide such additional administrative services as reasonably requested by the Board of Trustees or officers of the Trust; provided, that the Adviser shall not have any obligation to provide under this Agreement any direct or indirect services to Trust shareholders, any services related to the distribution of Trust shares, or any other services which are the subject of a separate agreement or arrangement between the Trust and the Adviser. Subject to the foregoing, in providing administrative services hereunder, the Adviser shall:

      1.2.1 Office Space, Equipment and Facilities.  Provide such office space, office equipment and office facilities as are adequate to fulfill the Adviser’s obligations hereunder.

      1.2.2 Personnel. Provide, without remuneration from or other cost to the Trust, the services of individuals competent to perform the administrative functions which are not performed by employees or other agents engaged by the Trust or by the Adviser acting in some other capacity pursuant to a separate agreement or arrangement with the Trust.

      1.2.3 Agents. Assist the Trust in selecting and coordinating the activities of the other agents engaged by the Trust, including the Trust's shareholder servicing agent, custodian, administrator, independent auditors and legal counsel.

      1.2.4 Trustees and Officers. Authorize and permit the Adviser's directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust.

      1.2.5 Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Adviser on behalf of the Trust are maintained and preserved by it in accordance with applicable laws and regulations.

      1.2.6 Reports and Filings. Assist in the preparation of (but not pay for) all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Funds and Fund shares, or to meet other regulatory or tax requirements applicable to the Fund , under federal and state securities and tax laws.

      1.3 Additional Series. In the event that the Trust establishes one or more series after the effectiveness of this Agreement ("Additional Series"), Appendix A to this Agreement may be amended to make such Additional Series subject to this Agreement upon the approval of the Board of Trustees of the Trust and the shareholder(s) of the Additional Series, in accordance with the provisions of the 1940 Act. The Trust or the Adviser may elect not to make any such series subject to this Agreement.

      1.4 Change in Management or Control. The Adviser shall provide at least sixty (60) days' prior written notice to the Trust of any change in the ownership or management of the Adviser, or any  event or action that may constitute a change in “control,” as that term is defined in Section 2 of the 1940 Act ..  The Adviser shall provide prompt notice of any change in the portfolio manager(s) responsible for the day-to-day management of the Funds.

2. Expenses of the Funds .

      2.1 Expenses to be Paid by Adviser. The Adviser shall pay all operating expenses of the Fund, including the compensation and expenses of any employees of the Fund and any other persons rendering services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to the Fund’s current and prospective shareholders; the cost of printing or preparing stock certificates or other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares excluding expenses which the Fund is authorized to pay pursuant to Rule 12b-1 under the 1940 Act, fees and expenses of the non-interested person trustees; and all other operating expenses not specifically assumed by the Fund.

      2.2 Expenses to be Paid by the Fund.  The Fund shall pay all brokerage fees and commissions, taxes, borrowing costs (such as dividend expense on securities sold short and interest), fees and expenses of other investment companies in which the Fund may invest, and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trustees and officers with respect thereto.  The Adviser may obtain reimbursement from the Fund, at such time or times as the Adviser shall determine in its sole discretion, for any expenses advanced by the Adviser, which the Fund is obligated to pay, and such reimbursement shall not be considered part of the Adviser’s compensation pursuant to this Agreement.

3. Advisory Fee.

      As compensation for all services rendered, facilities provided and expenses paid or assumed by the Adviser under this Agreement, each Fund shall pay the Adviser on the last day of each month, or as promptly as possible thereafter, a fee calculated by applying a monthly rate, based on an annual percentage rate, to the Fund's average daily net assets for the month. The annual percentage rate applicable to each Fund is set forth in Appendix A to this Agreement, as it may be amended from time to time in accordance with Section 1.3 of this Agreement.  If this Agreement shall be effective for only a portion of a month with respect to a Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

4. Proxy Voting.

      The Adviser will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of a Fund may be invested from time to time.  Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Fund and in accordance with your proxy voting policy.  You agree to provide a copy of your proxy voting policy to the Trust prior to the execution of this Agreement, and any amendments thereto promptly.

5. Records.

      5.1 Tax Treatment. Both the Adviser and the Trust shall maintain, or arrange for others to maintain, the books and records of the Trust in such a manner that treats each Fund as a separate entity for federal income tax purposes.

      5.2 Ownership. All records required to be maintained and preserved by the Trust pursuant to the provisions or rules or regulations of the Securities and Exchange Commission under Section 31(a) of the 1940 Act and maintained and preserved by the Adviser on behalf of the Trust are the property of the Trust and shall be surrendered by the Adviser promptly on request by the Trust; provided, that the Adviser may at its own expense make and retain copies of any such records.

6. Reports to Adviser.

      The Trust shall furnish or otherwise make available to the Adviser such copies of each Fund 's Prospectus, Statement of Additional Information, financial statements, proxy statements, reports and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

7. Code of Ethics.

      The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of the code and evidence of its adoption.  Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Adviser will provide to the Board of Trustees of the Trust a written report that describes any issues arising under the code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent "access persons" (as that term is defined in Rule 17j-1) from violating the code.

8. Retention of Sub-Adviser.

      Subject to the Trust's obtaining the initial and periodic approvals required under Section 15 of the 1940 Act, the Adviser may retain one or more sub-advisers, at the Adviser's own cost and expense, for the purpose of managing the investments of the assets of one or more Funds of the Trust. Retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Section 10 of this Agreement, be responsible to the Trust for all acts or omissions of any sub-adviser in connection with the performance of the Adviser's duties hereunder.

9. Services to Other Clients.

      Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.

10. Limitation of Liability of Adviser and its Personnel.

      Neither the Adviser nor any director, manager, officer or employee of the Adviser performing services for the Trust at the direction or request of the Adviser in connection with the Adviser's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Trustees of the Trust in following or declining to follow any advice or recommendation of the Adviser or any sub-adviser retained by the Adviser pursuant to Section 8 of this Agreement;  PROVIDED, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement, or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Trustee or officer of the Trust against any liability of the Trust or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Trust.

11. Effect of Agreement.

      Nothing herein contained shall be deemed to require to the Trust to take any action contrary to its Declaration of Trust or its By-Laws or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the Trust of their responsibility for and control of the conduct of the business and affairs of the Trust.

12. Term of Agreement.

      The term of this Agreement shall begin as of the date and year upon which the Fund listed on Appendix A commences investment operations, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter, this Agreement shall continue in effect with respect to each Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to a Fund is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust; PROVIDED, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto. The Adviser shall furnish to the Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

13. Amendment or Assignment of Agreement.

      Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized (i) by resolution of the Trustees of the Trust, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Fund affected by such amendment as required by applicable law. This Agreement shall terminate automatically and immediately in the event of its assignment.

14. Termination of Agreement.

      This Agreement may be terminated as to any Fund at any time by either party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other party; PROVIDED, that in the case of termination by any Fund, such action shall have been authorized (i) by resolution of the Trust's Board of Trustees, including the vote or written consent of Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, or (ii) by vote of majority of the outstanding voting securities of the Fund.

15. Use of Name.

      The Trust is named the Two Roads Shared Trust and each Fund may be identified, in part, by the name "Two Roads."

16. Declaration of Trust.

      The Adviser is hereby expressly put on notice of the limitation of  shareholder liability as set forth in the Trust's Declaration of Trust and agrees that the obligations assumed by the Trust or a Fund, as the case may be, pursuant to this Agreement shall be limited in all cases to the Trust or a Fund, as the case may be, and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust. In addition, the Adviser shall not seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any Fund under the Declaration of Trust are separate and distinct from those of any and all other Funds. The Adviser further understands and agrees that no Fund of the Trust shall be liable for any claims against any other Fund of the Trust and that the Adviser must look solely to the assets of the pertinent Fund of the Trust for the enforcement or satisfaction of any claims against the Trust with respect to that Fund.

17. Confidentiality.

      The Adviser agrees to treat all records and other information relating to the Trust and the securities holdings of the Funds as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Trustees of the Trust has approved the disclosure or (ii) such disclosure is compelled by law.  In addition, the Adviser and the Adviser's officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund's portfolio holdings.  The Adviser agrees that, consistent with the Adviser's Code of Ethics, neither the Adviser nor the Adviser's officers, directors, members or employees may engage in personal securities transactions based on nonpublic information about a Fund's portfolio holdings.

18. Jurisdiction.

       This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act.  In the case of any conflict, the 1940 Act shall control.

19. Interpretation and Definition of Terms.

         Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested persons," "assignment" and "affiliated person," as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20. Captions.

         The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

21. Execution in Counterparts.

         This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[ Signature Page Follows ]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

                               TWO ROADS SHARED TRUST

                               By: /s/ Andrew Rogers

                               Name: Andrew Rogers

                               Title: President

                               SUPERFUND ADVISORS, INC.

                               By: /s/ Dr. Gerhard Entzmann

                               Name: Dr. Gerhard Entzmann

                               Title: President

TWO ROADS SHARED TRUST

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Superfund Managed Futures Strategy Fund	2.99%